CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated February 6, 2002, except for Note O for which the date is April 11, 2002, accompanying the consolidated financial statements of USANA Health Sciences, Inc. and Subsidiaries (the Company), appearing in the 2001 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K/A for the year ended December 29, 2001, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.



                             /s/ GRANT THORNTON LLP


Salt Lake City, Utah
July 16, 2002